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                                                                    EXHIBIT 3.2

                                    RESTATED
                         CERTIFICATE OF INCORPORATION OF
                              CARDIOMETRICS, INC.,
                             a Delaware Corporation


                  Cardiometrics, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                  ONE: The name of this corporation is Cardiometrics, Inc. Cardiometrics, Inc. was originally incorporated under the same name, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 1, 1995.

                  TWO: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended and supplemented. There is no discrepancy between the provisions of the Certificate of Incorporation of this corporation as heretofore amended and supplemented and the provisions in this Restated Certificate of Incorporation.

                  THREE: The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read in its entirety as follows:

                                    ARTICLE I

                  The name of this corporation is Cardiometrics, Inc.

                                   ARTICLE II

                  The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARTICLE III

                  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

                  A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty Million (20,000,000) shares. Fifteen Million (15,000,000) shares shall be Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.01 per share.


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                  B. Rights, Preferences and Restrictions of Preferred Stock.
The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is authorized, subject to any limitations prescribed by law or this Restated Certificate of Incorporation, to provide for the issuance of any shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number or shares thereof then outstanding) by the affirmative vote of the holders of the holders of a majority of the Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of this Restated Certificate of Incorporation or any Preferred Stock Designation. The shares constituting such decrease shall resume the status that they had prior to the adoption of the Preferred Stock Designation.

                  C. Common Stock.

                  1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation and subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of the Common Stock of this corporation shall receive all of the remaining assets of this the assets of the corporation.

                  3. Redemption. The Common Stock is not redeemable.

                  4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law."


                                    ARTICLE V

                  Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.


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                                   ARTICLE VI

                  The number of directors of the corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors. Except as provided by applicable law and the Protective Provisions, the Board of Directors shall have the exclusive power and authority to fill any vacancies or an newly created directorships on the Board of Directors and the stockholders shall have no right to fill such vacancies. A director appointed by the Board of Directors to fill a vacancy shall serve for the remainder of the term of the vacated directorship he is filling.

                  The Board of Directors shall be and is divided into two classes, Class I and Class II. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the second annual meeting following the annual meeting at which such director was elected; provided however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of fiscal year 1995, and the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of fiscal year 1995. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

                  At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

                  Notwithstanding the rule that the two classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the two classes shall be as nearly equal in number of directors as possible, be allocated to either class, the Board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

                                   ARTICLE VII

                  Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                  ARTICLE VIII

                  The stockholders of the corporation may not take action by written consent without a meeting and must take any actions at a duly called annual or special meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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                                   ARTICLE IX

                  A director of this corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                  Any repeal or modification of the foregoing provisions of this
Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                    ARTICLE X

                  To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

                  Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                   ARTICLE XI

                  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      * * *

                  The foregoing Restated Certificate of Incorporation has been duly adopted by the corporation's Board of Directors in accordance with the applicable provisions of Section 245 of the General Corporation Law of the State of Delaware.


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                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed by Menahem Nassi and Robert Y. Newell, IV, its authorized officers on December 3, 1996.

                                       CARDIOMETRICS, INC.



                                       By:  /s/ Menahem Nassi
                                            ----------------------------------
                                            Menahem Nassi, President
                                            and Chief Executive Officer



                                       By:  /s/ Robert Y. Newell, IV
                                            ----------------------------------
                                            Robert Y. Newell, IV, Secretary


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